Gran Tierra Energy Inc. Announces Second Quarter 2013 Results and Production Guidance Increase

Moqueta Field Size Extended with Additional Drilling and Successful Brazil Acreage Bid Contribute to Another Strong Quarter

CALGARY, Alberta, August 6, 2013, Gran Tierra Energy Inc. (“Gran Tierra Energy”) (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in South America, today announced its financial and operating results for the quarter ended June 30, 2013. All dollar amounts are in United States ("U.S.") dollars unless otherwise indicated.

Financial and operating highlights for the quarter include:

•
Quarterly oil and natural gas production net after royalty (“NAR”) and adjusted for inventory changes, was 22,131 barrels of oil equivalent per day (“BOEPD”), an increase of 57% from the comparable period in 2012. Production before adjustment for inventory changes in July 2013 averaged approximately 23,000 BOEPD NAR. As a result of strong production performance in the first half of 2013, including continued plateau production at the Costayaco field in Colombia, guidance for 2013 has been increased from 20,000 BOEPD NAR to a range between 21,000 and 22,000 BOEPD NAR and before adjustment for inventory changes;

•	Revenue and other income for the quarter was $168.8 million, a 47% increase over the comparable period in 2012;

•
Net income for the quarter was $47.8 million, representing $0.17 per share basic and diluted, an increase of 265% compared with net income of $13.1 million, or $0.05 per share basic and diluted, in the comparable period in 2012;

•	Funds flow from operations increased to $200.1 million in the first half of 2013 from $116.6 million in the comparable period in 2012;

•	Cash and cash equivalents were $282.0 million at June 30, 2013, compared with $212.6 million at December 31, 2012;

•
In Colombia, continued the successful development of the Moqueta field in the Putumayo Basin. The Moqueta-10 well was drilled and tested at 952 barrels of oil per day (“BOPD”); the well was intended to be a water injector, but will now be brought on as a producing well and converted to a water injector at a later date. The Moqueta-11 well was successfully drilled and testing has been initiated. The well discovered additional oil column in a new area to the south of the field's existing proved reserves, with positive additional reserve implications subject to testing results. No oil-water contact has yet to be found, the limits of the field have yet to be defined;

•
In Peru, successfully tested the horizontal sidetrack of the Bretaña Norte 95-2-1XD exploration well in Block 95 at 3,095 BOPD. A 382 kilometer (“km”) 2D seismic acquisition program has been initiated to provide a more detailed map of the Bretaña structure and an independent exploration prospect to the south of the Bretaña structure;

•
In Brazil, Gran Tierra Energy successfully bid on three blocks in the recently completed 2013 Brazil Bid Round administered by Brazil's Agência Nacional de Petróleo, Gás Natural e Biocombustíveis (“ANP”), thus increasing its land position in Brazil to 47,734 gross acres. Gran Tierra Energy's ongoing three-well horizontal drilling campaign results to date have been inconclusive, but data gathered continues to support the exploration play concept on our expanded land base.

•
In Argentina, plans are underway to drill a second horizontal multi-stage fracture stimulated well in the third quarter of 2013 after the successful production test of the PMN-1117 horizontal multi-stage fracture stimulated well in late 2012.

“Gran Tierra Energy achieved an outstanding first half of 2013, with average production levels exceeding our expectations leading to an increase in our 2013 production projections,” commented Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy. “Operationally, the Moqueta field continues to grow with the Moqueta-10 and Moqueta-11 wells now drilled. Ongoing testing on the Moqueta-11 well increases the known aerial extent of the oil field and significantly increases the oil column thickness, with positive implications for additional reserves in the field. In Brazil, Gran Tierra Energy successfully bid on three new onshore Recôncavo Basin exploration blocks, which will enable Gran Tierra Energy to leverage its growing knowledge of the basin. Our horizontal drilling has not provided conclusive test results to date, but we remain encouraged with the positive data gathered and are aggressively continuing our drilling program. In Argentina, we are continuing to build on the success of our first fracture stimulated horizontal well by planning a second similar well in the Loma Montosa formation for this year. And finally, in Peru, Gran Tierra Energy successfully transported by barge and sold its first Bretaña test oil to the Petroperu S.A. refinery in the city of Iquitos. We are working towards booking reserves on the Bretaña structure at or before December 31, 2013, and we intend to initiate long-term testing from Bretaña Norte 95-2-1XD in the first quarter of 2014,” concluded Coffield.

Production review

	Three Months Ended June 30, 2013				Three Months Ended June 30, 2012
(Barrels of Oil Equivalent)	Colombia	Argentina	Brazil	Total	Colombia	Argentina	Brazil	Total
Gross production	2,275,972	321,286	87,792	2,685,050	1,498,875	392,388	15,360	1,906,623
Royalties	(590,032)	(38,081)	(10,771)	(638,884)	(375,506)	(45,672)	(1,579)	(422,757)
Inventory adjustment	(18,640)	(3,556)	(10,062)	(32,258)	(185,330)	(10,674)	(2,288)	(198,292)
Production, NAR	1,667,300	279,649	66,959	2,013,908	938,039	336,042	11,493	1,285,574

Production per day, NAR (BOEPD)	18,322	3,073	736	22,131	10,308	3,693	126	14,127

	Six Months Ended June 30, 2013				Six Months Ended June 30, 2012
(Barrels of Oil Equivalent)	Colombia	Argentina	Brazil	Total	Colombia	Argentina	Brazil	Total
Gross production	4,459,463	652,502	167,705	5,279,670	3,364,523	685,716	29,266	4,079,505
Royalties	(1,166,971)	(77,880)	(20,477)	(1,265,328)	(861,364)	(79,393)	(3,407)	(944,164)
Inventory adjustment	121,134	3,040	(16,435)	107,739	(313,960)	(10,402)	(1,843)	(326,205)
Production, NAR	3,413,626	577,662	130,793	4,122,081	2,189,199	595,921	24,016	2,809,136

Production per day, NAR (BOEPD)	18,860	3,192	723	22,775	12,029	3,274	132	15,435

Financial review

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
Revenue and Other Income ($000s)	$168,810	$115,150	47	$374,181	$271,101	38
Net Income ($000s)	$47,783	$13,104	265	$105,696	$12,791	726
Net Income Per Share - Basic	$0.17	$0.05	240	$0.37	$0.05	640
Net Income Per Share - Diluted	$0.17	$0.05	240	$0.37	$0.05	640

Net income reconciled to funds flow from operations(1) is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2013	2012	2013	2012

Net income	$47,783	$13,104	$105,696	$12,791
Adjustments to reconcile net income to funds flow from operations
Depletion, depreciation, accretion and impairment	63,022	32,571	121,434	92,938
Deferred tax recovery	(8,299)	(4,800)	(15,749)	(10,050)
Stock-based compensation	2,349	3,730	4,416	6,922
Unrealized foreign exchange (gain) loss	(11,622)	(5,187)	(18,366)	16,164
Settlement of asset retirement obligation	—	—	—	(404)
Equity tax	(1,718)	(1,785)	(1,718)	(1,785)
Other loss	—	—	4,400	—
Funds flow from operations	$91,515	$37,633	$200,113	$116,576

(1) Funds flow from operations is a non-GAAP measure which does not have any standardized meaning prescribed under generally accepted accounting principles in the United States of America (“GAAP”). Management uses this financial measure to analyze operating performance and the income generated by Gran Tierra Energy’s principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze operating performance and Gran Tierra Energy’s financial results. Investors should be cautioned that this measure should not be construed as an alternative to net income or other measures of financial performance as determined in accordance with GAAP. Gran Tierra Energy’s method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Funds flow from operations, as presented, is net income adjusted for depletion, depreciation, accretion and impairment (“DD&A”), deferred tax recovery, stock-based compensation, unrealized foreign exchange gain or loss, settlement of asset retirement obligation, equity tax and other loss.

Second Quarter 2013 Financial Highlights:

For the three and six months ended June 30, 2013, revenue and other income increased by 47% to $168.8 million and by 38% to $374.2 million, respectively, compared with $115.2 million and $271.1 million in the corresponding periods in 2012. The positive contribution from higher production levels was partially offset by lower realized prices. In Colombia, alternative transportation arrangements to minimize the impact of pipeline disruptions, production from new wells and a decrease in oil inventory had a positive impact on production in 2013. The net inventory reduction accounted for 595 BOEPD of the production increase for the six months ended June 30, 2013. Production during the second quarter of 2013 reflected approximately 70 days of oil delivery restrictions in Colombia.

Average realized oil prices decreased by 8% to $85.03 per barrel (“bbl”) for the three months ended June 30, 2013, from $92.48 per bbl in the comparable period in 2012, and decreased by 7% to $92.26 per bbl for the six months ended June 30, 2013, from $99.49 per bbl in the comparable period in 2012. Average Brent oil prices for the three and six months ended June 30, 2013, were $102.58 and $107.54 per bbl, respectively, compared with $108.43 and $113.50 per bbl in 2012. West Texas Intermediate oil prices for the three and six months ended June 30, 2013, averaged $94.22 and $94.31 per bbl, respectively, compared with $93.48 and $98.19 per bbl in 2012.

During the three and six months ended June 30, 2013, 51% and 40%, respectively, of the company's oil and gas volumes sold were to a customer for which the realized price is adjusted for trucking costs related to a 1,500 km route. The effect on the Colombian realized price for the three and six months ended June 30, 2013, was a reduction of approximately $11.30 and $9.85 per BOE as compared with delivering all of our Colombian oil through the Ecopetrol S.A. (“Ecopetrol”) operated Trans-Andean oil pipeline (the “OTA pipeline”).

Operating expenses increased by 17% to $31.9 million and 41% to $72.9 million for the three and six months ended June 30, 2013, respectively, from the comparable periods in 2012. The increase in operating expenses in 2013 was primarily due to increased production, partially offset by a decrease in the operating cost per barrel of oil equivalent (“BOE”). On a per BOE basis, operating expenses decreased by 25% to $15.84 and 4% to $17.69 for the three and six months ended June 30, 2013, respectively, from $21.26 and $18.45 in the comparable periods in 2012.

In the three months ended June 30, 2013, operating expenses per BOE decreased primarily due to lower transportation costs associated with the OTA pipeline and increased volumes, partially offset by increased general and administrative (“G&A”) allocations to operating costs. Transportation costs were lower due to the absence of OTA pipeline charges for volumes sold at the Costayaco battery. The trucking costs associated with the volumes sold at the Costayaco battery were a reduction of the realized price rather than recorded as transportation expenses. The estimated net effect of OTA pipeline disruptions on Colombian transportation costs for the three months ended June 30, 2013, was a saving of $2.20 per BOE. In the six months ended June 30, 2013, lower transportation costs associated with OTA pipeline disruptions were offset by increased trucking costs to an alternate pipeline, increased G&A allocations to operating costs and other fixed costs. The estimated net effect of OTA pipeline disruptions on Colombian transportation costs for the six months ended June 30, 2013, was a saving of $1.05 per BOE.

DD&A expenses for the three months ended June 30, 2013, increased to $63.0 million from $32.6 million in the comparable period in 2012, primarily due to increased production and a ceiling test impairment loss of $2.0 million in the Brazil cost center related to lower realized prices and an increase in the estimate of operating costs. On a per BOE basis, the depletion rate increased by 23% to $31.29 from $25.34. The increase was mainly due to increased costs in the depletable base only partially offset by increased reserves and the Brazil impairment loss of $0.99 per BOE in 2013.

DD&A expenses for the six months ended June 30, 2013, increased to $121.4 million from $92.9 million in the comparable period in 2012. The impact of increased production was partially offset by a reduction in ceiling test impairment losses. As noted above, DD&A expenses for the six months ended June 30, 2013, included a $2.0 million ceiling test impairment loss in our Brazil cost center. DD&A expenses for the six months ended June 30, 2012, included a $20.2 million ceiling test impairment loss in the Brazil cost center related to seismic and drilling costs on Block BM-CAL-10. On a per BOE basis, the depletion rate decreased by 11% to $29.46 from $33.08. The decrease was mainly due to reduced Brazil cost center impairment losses, partially offset by increased costs in the depletable base. Increased costs were partially offset by increased reserves.

G&A expenses for the three and six months ended June 30, 2013, decreased by 33% to $11.7 million and by 31% to $23.2 million, respectively, from from $17.6 million and $33.5 million, compared with the corresponding periods in 2012. Increased employee related costs reflecting expanded operations were more than offset by increased recoveries and higher G&A allocations to operating expenses and capital projects in all business units. G&A expenses per BOE in the three and six months ended June 30, 2013, of $5.83 and $5.62, respectively, were 57% and 53% lower compared with $13.69 and $11.92 in 2012 due to increased production, and increased recoveries and higher G&A allocations to operating expenses and capital projects in all business units.

For the three and six months ended June 30, 2013, the foreign exchange gain was $12.0 million and $17.2 million, respectively, comprising an $11.6 million and $18.4 million unrealized non-cash foreign exchange gain. The foreign exchange gain was a result of a net monetary liability position in Colombia combined with the weakening of the Colombian Peso, partially offset by foreign exchange losses resulting from a net monetary asset position in Argentina and the weakening of the Argentina Peso. For the three months ended June 30, 2012, there was a foreign exchange loss of $4.8 million, comprising a $5.2 million unrealized non-cash foreign exchange gain and realized foreign exchange losses of $10.0 million. The realized foreign exchange loss primarily arose upon payment of the 2011 Colombian income tax liability during the quarter. For the six months ended June 30, 2012, there was a foreign exchange loss of $29.2 million, comprising a $16.2 million unrealized non-cash foreign exchange loss and realized foreign exchange losses of $13.0 million. The unrealized non-cash foreign exchange loss was a result of a net monetary liability position in Colombia combined with the strengthening of the Colombian Peso and the realized foreign exchange loss primarily arose upon payment of the 2011 Colombian income tax liability during the second quarter of 2012.

Other loss of $4.4 million in the six months ended June 30, 2013, relates to a contingent loss accrued in connection with a legal dispute in which Gran Tierra Energy received an adverse legal judgment in the first quarter of 2013. Gran Tierra Energy has filed an appeal against the judgment.

Income tax expense was $26.3 million and $63.8 million for the three and six months ended June 30, 2013, respectively, compared with $19.7 million and $50.9 million in the comparable periods in 2012. The increases were primarily due to higher income before tax.

Net income for the three and six months ended June 30, 2013, was $47.8 million and $105.7 million, respectively, compared with $13.1 million and $12.8 million in the comparable periods in 2012. On a per share basis, net income increased to $0.17 per share basic and diluted for the three months ended June 30, 2013, and $0.37 per share basic and diluted for the six months ended June 30, 2013, from $0.05 per share basic and diluted in the comparable periods in 2012. Increased oil and natural gas sales, decreased G&A expenses and a foreign exchange gain were partially offset by increased operating, DD&A and income tax expenses.

Balance Sheet Highlights:

Cash and cash equivalents were $282.0 million at June 30, 2013, compared with $212.6 million at December 31, 2012. The increase in cash and cash equivalents during the first six months of 2013 was primarily the result of funds flow from operations of $200.1 million, and a $48.7 million decrease in assets and liabilities from operating activities, partially offset by capital expenditures of $184.6 million.

Working capital (including cash and cash equivalents) was $237.5 million at June 30, 2013, a $15.0 million increase from December 31, 2012.

Production Highlights:

Production for the second quarter of 2013 averaged approximately 22,485 BOEPD NAR before adjustment for inventory changes or 22,131 BOEPD NAR adjusted for inventory changes (97% oil), an increase of approximately 57% versus 14,127 BOEPD NAR adjusted for inventory changes in 2012. Production for the second quarter of 2013 consisted of 18,322 BOEPD NAR in Colombia (100% oil), 3,073 BOEPD NAR in Argentina (82% oil) and 736 BOPD NAR in Brazil, all adjusted for inventory changes. Production in July 2013 averaged approximately 23,000 BOEPD NAR before adjustment for inventory changes.

Production for the second quarter of 2013 was above expectations due to the continued successful execution of measures to mitigate the impact of disruptions in the OTA pipeline in Colombia. In addition, in Colombia a decrease in oil inventory and production from new wells had a positive impact on production in the first half of 2013. As a result, Gran Tierra Energy anticipates 2013 average production to range between 21,000 and 22,000 BOEPD NAR before adjustment for inventory changes, an increase from the company's prior projections of 20,000 BOEPD NAR before adjustment for inventory changes. Approximately 96% of this production is expected to consist of light oil, with the balance consisting of natural gas.

Second Quarter 2013 Operational Highlights

Colombia

Chaza Block, Putumayo Basin (Gran Tierra Energy 100% Working Interest (“WI”) and operator)

Moqueta Field

The Moqueta-10 appraisal well was spud on April 7, 2013, and reached total depth (“TD”) on May 7, 2013. The well was intended as a water injection well targeting the far western flank of the Moqueta field to assist in pressure support. The Moqueta-10 well discovered oil in the T-Sandstone and Caballos formations. The T-Sandstone formation consisted of 65 feet true vertical depth (“TVD”) gross reservoir or 58 feet TVD of net reservoir thickness. It was perforated and tested from 6,105 feet to 6,180 feet measured depth (“MD”) for 81 hours at a rate of 609 BOPD of 26.2° API oil with a 0.3% water cut. The underlying Caballos formation consisted of 178 feet TVD gross reservoir or 113 feet TVD net reservoir thickness. It was perforated and tested from 6,276 feet to 6,470 feet MD for 202 hours at a rate of 343 BOPD of 27.5° API oil with a 0.3% water cut. The well was tested with a hydraulic jet pump and will be completed as an oil producer until water breakthrough occurs, and then will be converted to a water injector as originally planned.

The Moqueta-11 appraisal well, drilled to the southern flank of the Moqueta structure, was spud on June 19, 2013 and reached TD on July 15, 2013. Initial drilling and logging results indicate oil through the Villeta T-Sandstone and the Caballos formations. Initial log interpretations suggest the top of the Villeta T-Sandstone is approximately 290 feet lower in the Moqueta-11 well compared to the lowest known oil encountered in the field at the Moqueta-7 well, suggesting the oil column is 290 feet thicker than previously defined. The gross oil column in the Villeta T-Sandstone has now grown to 765 feet and the gross oil column in the underlying Caballos reservoir has now grown to 960 feet. No oil-water contact is evident on logs which, subject to testing, indicates additional oil potential exists further down the flank of the Moqueta structure.

Gran Tierra Energy continues to anticipate receiving the Moqueta global environmental permit in the first quarter of 2014, which will enable the company to pursue delineation of the north-east portion of the Moqueta structure later that year.

Costayaco Field

The Costayaco-18 development well was spud on March 19, 2013, and reached a TD of 8,857 feet MD on April 13, 2013. This well was put on production in the second quarter to assist in maintaining plateau production at the Costayaco field.

Llanos-22 Block, Llanos Basin (Gran Tierra Energy 45% WI CEPSA 55% WI and non-operated)

The Ramiriqui-1 oil discovery is located in the Andean foothills trend of the Llanos Basin. Gran Tierra Energy, along with its operating partner Compania Espanola de Petroleos Colombia, S.A.U. (“CEPCOLSA”), previously completed initial testing of the Mirador formation. Long-term test of the Ramiriqui-1 well started on April 22, 2013, with Gran Tierra Energy's share of current production at approximately 410 BOPD NAR.

The Mayalito-1 exploration well was spud on June 19, 2013. This well will explore a shallow prospect and further test additional deeper hydrocarbon bearing zones encountered but not tested in the successful Ramiriqui-1 oil discovery well. This well is expected to reach total depth in late September.

Guayuyaco Block (70% WI and operator, Ecopetrol 30% WI)

The next exploration well in Colombia is expected to be the Miraflor West-1 oil exploration well on the Guayuyaco Block. The well is expected to spud in the third quarter of 2013.

Argentina

Puesto Morales Block, Neuquen Basin (100% WI and operator)

With the previous announcement of the successful flow test for the PMN-1117, the first fracture stimulated horizontal well in the Loma Montosa formation of Argentina, Gran Tierra Energy plans to replace two development wells, originally planned for the second half of 2013, with a second horizontal well into the Loma Montosa formation. Gran Tierra Energy has secured a drilling rig and expects to begin drilling the PMN-1135 horizontal multi-stage fracture stimulated well in August 2013.

Peru

Block 95 (100% WI and operator)

Following the successful first quarter 2013 production tests from the Vivian formation sandstone reservoir in the Bretaña Norte 95-2-1XD exploration well, Gran Tierra Energy announced the successful production test from a horizontal sidetrack of the Bretaña Norte 95-2-1XD well on May 28, 2013. A production test was conducted over the 1,595 foot horizontal length of the sidetrack penetrating approximately 25 vertical feet of the top of the Vivian formation in the Bretaña structure. A final rate of approximately 1,699 BOPD was produced on natural flow with 0% water cut, through a 32/64 inch choke. The choke size was then increased to a 64/64 inch and the oil flow increased to approximately 3,095 BOPD on natural flow with 0% water cut. Wellhead flowing pressure was increasing during the first test indicating the formation was cleaning up. Cumulative production for both testing periods was approximately 3,552 barrels of oil and testing was concluded when full usage of available storage capacity had been achieved. Gran Tierra Energy has initiated a preliminary Front End Engineering Design study for the Bretaña field development. In addition, a 382 km 2D seismic program has been initiated to provide a more detailed map of the Bretaña structure, in addition to maturing separate independent exploration lead on Block 95.

Gran Tierra Energy successfully transported by barge and sold its first test oil to the Petroperu S.A. refinery in the city of Iquitos. This is one of several monetization options for crude from Bretaña under evaluation.

Gran Tierra Energy is working towards booking reserves on the Bretaña structure at or before December 31, 2013, and intends to initiate long-term testing from Bretaña Norte 95-2-1XD in the first quarter of 2014.

In its press release dated June 11, 2012, Gran Tierra Energy announced the results of a contingent gross lease resource estimate for the oil discovery on Block 95, provided by its independent reserves auditor, GLJ Petroleum Consultants, effective June 1, 2012, before the drilling of the Bretaña Norte 95-2-1XD exploration well. The resource estimate was prepared in compliance with National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities and the Canadian Oil and Gas Evaluation Handbook. The estimates included a low estimate “1C” contingent resources of 11.5 million stock tank barrels of oil (“MMSTB”), a best estimate “2C” contingent resources of 31.6 MMSTB and a high estimate “3C” contingent resources of 88.1 MMSTB. There is no certainty that it will be commercially viable to produce any portion of these resources. Additional information respecting such contingent resource estimates is included in the June 11, 2012, press release and under the heading “Forward-Looking Statements and Legal Advisories” below.

Brazil

Recôncavo Basin

The data collected during the ongoing three-well horizontal drilling exploration campaign targeting two separate unconventional plays in the Recôncavo Basin continues to be evaluated, but results remain inconclusive to date.
The first horizontal sidetrack well, GTE-05HP-BA, on Block REC-T-142 was a re-entry sidetrack well into 1-GTE-1-BA pilot well which encountered a 121 foot tight oil-saturated Gomo Sandstone. The 1-GTE-5HP-BA sidetrack drilled 1,739 feet of gross horizontal section in the target Gomo Sandstone and was completed with a four stage fracture stimulation. The well tested water, suggesting that the oil saturations were not sufficiently high enough to flow oil. Despite this, Gran Tierra Energy remains confident that the concept is still promising and future wells will target areas with higher oil saturations.
The second horizontal well, 1-GTE-6HP-BA, was also a re-entry sidetrack well into the 1-GTE-2-BA pilot well on Block REC-T-129. The 1-GTE-6HP-BA horizontal well was targeting an oil bearing interval in the Gomo Shale. A 1,870 foot horizontal section was successfully drilled with excellent oil shows throughout. A six stage fracture stimulation was completed and based on micro seismic monitoring data, the final two fracture stages had greater fracture heights than planned and were inadvertently fracked into a lower saline water bearing zone. Gran Tierra Energy is currently planning to re-enter the wellbore to isolate the final two stages in order to test the shale interval.
The third horizontal well, 1-GTE-7HPC-BA, was sidetracked from the original wellbore on Block REC-T-155 and is drilling ahead, targeting the shale oil interval. The intent is to drill a 1,640 foot horizontal section and test it with multi-stage fracture stimulation. Gran Tierra Energy anticipates drilling and setting the completion string by the first week of August with fracture stimulation planned for September.

The next well planned is the 1-GTE-8-BA, which will be a deviated well targeting the oil saturated shales. The primary objective for the well will be to cut and retrieve up to 177 feet of core to be utilized for detailed oil shale special core analysis studies to gain critical information regarding the oil shale play.
Based on the growing volume of technical data acquired to date, Gran Tierra Energy believes the tight oil sandstone and shale oil reservoir targets in the Recôncavo Basin represent a valuable and material opportunity for future development. As a result, Gran Tierra Energy successfully bid on three blocks in the recently completed 2013 Brazil Bid Round administered by Brazil's ANP. The three blocks, REC-T-86,-117 and -118, are located north of Gran Tierra Energy's core existing areas in the Recôncavo Basin onshore Brazil and offers additional potential on the company's current exploration play trend that will enable Gran Tierra Energy to leverage its growing knowledge of the basin. The three blocks encompasses 20,658 gross acres of land under an initial three year exploration period, during which Gran Tierra Energy is committed to drill five exploration wells, acquire 84 square kilometers (“km2”) of 3D seismic data and pay a signature bonus of approximately 33.3 million Brazilian Reals ($14.5 million at current exchange rate) upon finalization of the concession agreement. Upon final approvals from the ANP, Gran Tierra Energy's total acreage in the Recôncavo Basin will be 47,734 gross acres.

2013 Work Program and Capital Expenditure Program Update

Gran Tierra Energy's planned capital expenditure program for its exploration and production operations in Colombia, Brazil, Peru and Argentina for 2013 has been revised to $454 million from $424 million. This includes: $216 million for Colombia; $94 million for Brazil; $33 million for Argentina; $109 million for Peru; and $2 million associated with corporate activities. The majority of the increase to Gran Tierra Energy's capital spending is due to bonus payments relating to successful land bids in Brazil, the addition of the Proa-3 well in Argentina and increased costs associated with the horizontal sidetrack well in the Bretaña structure in Peru. The increase in capital spending is partially offset by the deferral of two exploration wells in Colombia. The capital expenditure program allocates $235 million for drilling, $72 million for facilities, pipelines and other, $129 million for geological and geophysical expenditures, $16 million for acquisitions and $2 million for corporate activities. Of the $235 million allocated to drilling, approximately $124 million is for exploration and the balance is for appraisal and development drilling. The 2013 work program currently contemplates the drilling of seven gross wells in Colombia, four gross wells in Argentina, three gross wells in Brazil and two gross wells in Peru. The approved 2013 capital expenditure program also includes funds for 1,302 km of 2D and 200 km2 of 3D seismic acquisition programs in Colombia, Peru, Argentina and Brazil, primarily in preparation for additional exploration and production drilling operations in 2013 and beyond. The 2013 work program and capital expenditure program are expected to be funded primarily from cash on hand and cash flows from operations at current production and commodity price levels.

Conference Call Information:

Gran Tierra Energy Inc. will host its second quarter 2013 results conference call on Wednesday, August 7, 2013, at 2:00 p.m. Mountain Time.

President and Chief Executive Officer, Dana Coffield, Chief Operating Officer, Shane O'Leary, and Chief Financial Officer, James Rozon, will discuss Gran Tierra Energy's financial and operating results for the quarter and then take questions from securities analysts and institutional shareholders.

Interested parties may access the conference call by dialing 1-866-318-8615 (domestic) or 1-617-399-5134 (international), pass code 27854553. The call will also be available via webcast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The webcast will be available on Gran Tierra Energy's website until the next earnings call.

For interested parties unable to participate, an audio replay of the call will be available beginning two hours after the call until 11:59 p.m. on August 21, 2013.  To access the replay dial 1-888-286-8010 (domestic) or 1-617-801-6888 (international) pass code 38133878.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE MKT (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra Energy holds interests in producing and prospective properties in Argentina, Colombia, Peru, and Brazil. Gran Tierra Energy has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra Energy is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra Energy’s Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

Readers are cautioned that the well-flow test results disclosed in this press release are not necessarily indicative of long term performance or of ultimate recovery.

Contingent resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. Contingencies may include factors such as economic, legal, environmental, political, and regulatory matters, or a lack of markets. It is also appropriate to classify as contingent resources the estimated discovered recoverable quantities associated with a project in the early evaluation stage. Contingent resources are further classified in accordance with the level of certainty associated with the estimates and may be sub-classified based on project maturity and/or characterized by their economic status.

This news release contains certain forward-looking information, forward-looking statements and forward-looking financial outlook (collectively, “forward-looking statements”) under the meaning of applicable securities laws, including Canadian Securities Administrators' National Instrument 51-102 - Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. The use of the words “expect”, “plan”, “estimate”, “believe”, “anticipate”, “will”, “potential”, “may”, “indicate,” “intend”, “projection”, derivations of these words and similar expressions are intended to identify forward-looking statements. In particular, but without limiting the foregoing, forward-looking statements include statements regarding: drilling, testing and production expectations, including without limitation, the timing of operations, the oil-bearing potential of certain reservoirs and expectations with respect to the results of drilling, testing and exploration activities; Gran Tierra Energy's planned capital program and the allocation of capital, including under the caption “2013 Work Program and Capital Expenditure Program Update”; expected funding of the capital program out of cash flow and cash on hand at current production and commodity price levels; Gran Tierra Energy's 2013 production expectations and projections; expected benefits from the three new blocks in the Recôncavo Basin; Gran Tierra Energy's planned operations, including as described under the captions “Colombia”, “Peru”, “Brazil” and “Argentina” in the section “Second Quarter 2013 Operational Highlights”; together with all other statements regarding expected or planned development, testing, drilling, production, expenditures or exploration, or that otherwise reflect expected future results or events. Statements relating to “resources” are forward-looking statements as they involve the implied assessment, based on estimates and assumptions, that the resources described exist in the quantities predicted or estimated and can be profitably produced in the future.

The forward-looking statements contained in this news release reflect several material factors and expectations and assumptions of Gran Tierra Energy including, without limitation, assumptions relating to log evaluations, that Gran Tierra Energy will continue to conduct its operations in a manner consistent with past operations, the accuracy of resource estimates, the accuracy of testing and production results and seismic data, pricing and cost estimates, rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions. Gran Tierra Energy believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

The forward-looking statements contained in this news release are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra Energy's operations are located in South America, and unexpected problems can arise due to guerilla activity, technical difficulties and operational difficulties which may impact its testing and drilling operations, and the production, transportation or sale of its products; geographic, political, regulatory and weather conditions can impact testing and drilling operations and the production, transportation or sale of its products; the OTA pipeline may continue to experience disruptions and if further disruptions occur, service at the OTA pipeline may not continue on the time lines or to the capacity expected by or favorable to Gran Tierra Energy; attempts to mitigate the effect of disruptions of the OTA pipeline may not have the impact currently anticipated by Gran Tierra Energy; waterflood and multi-stage fracture stimulation operations may not have the impact, including with respect to reserve recovery improvements, currently anticipated by Gran Tierra Energy; permits and approvals from regulatory and governmental authorities may not be received in the manner or on the time lines expected or at all; and the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra Energy currently predicts, which could cause Gran Tierra Energy to modify its exploration, drilling and/or construction activities. Although the current capital spending program of Gran Tierra Energy is based upon the current expectations of the management of Gran Tierra Energy, there may be circumstances in which, for unforeseen reasons, a reallocation of funds may be necessary as may be determined at the discretion of Gran Tierra Energy and there can be no assurance as at the date of this press release as to how those funds may be reallocated. Should any one of a number of issues arise, Gran Tierra Energy may find it necessary to alter its current business strategy and/or capital spending program.

Accordingly, readers should not place undue reliance on the forward-looking statements contained herein. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy's Securities and Exchange Commission filings, including, without limitation, under the caption “Risk Factors” in Gran Tierra Energy's Quarterly Report on Form 10-Q filed May 6, 2013. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com.  The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra Energy disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

BOE’s may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

Contact Information

For investor and media inquiries please contact:
Jason Crumley
Director, Investor Relations
403-265-3221
info@grantierra.com
www.grantierra.com

Basis of Presentation of Financial Results:

Gran Tierra Energy’s financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Operations and Retained Earnings (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
REVENUE AND OTHER INCOME
Oil and natural gas sales	$168,181	$114,542	$372,961	$269,790
Interest income	629	608	1,220	1,311
	168,810	115,150	374,181	271,101
EXPENSES
Operating	31,902	27,333	72,917	51,820
Depletion, depreciation, accretion and impairment	63,022	32,571	121,434	92,938
General and administrative	11,746	17,599	23,167	33,498
Foreign exchange (gain) loss	(11,980)	4,807	(17,209)	29,182
Other loss	—	—	4,400	—
	94,690	82,310	204,709	207,438

INCOME BEFORE INCOME TAXES	74,120	32,840	169,472	63,663
Income tax expense	(26,337)	(19,736)	(63,776)	(50,872)
NET INCOME AND COMPREHENSIVE INCOME	47,783	13,104	105,696	12,791
RETAINED EARNINGS, BEGINNING OF PERIOD	342,586	184,701	284,673	185,014
RETAINED EARNINGS, END OF PERIOD	$390,369	$197,805	$390,369	$197,805

NET INCOME PER SHARE — BASIC	$0.17	$0.05	$0.37	$0.05
NET INCOME PER SHARE — DILUTED	$0.17	$0.05	$0.37	$0.05
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	282,822,383	280,714,786	282,482,343	279,726,434
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	285,449,708	284,141,287	285,646,763	283,500,228

Gran Tierra Energy Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	June 30, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$281,978	$212,624
Restricted cash	2,549	1,404
Accounts receivable	114,128	119,844
Inventory	14,720	33,468
Taxes receivable	7,562	39,922
Prepaids	3,866	4,074
Deferred tax assets	1,445	2,517
Total Current Assets	426,248	413,853

Oil and Gas Properties (using the full cost method of accounting)
Proved	801,255	813,247
Unproved	445,994	383,414
Total Oil and Gas Properties	1,247,249	1,196,661
Other capital assets	9,610	8,765
Total Property, Plant and Equipment	1,256,859	1,205,426

Other Long-Term Assets
Restricted cash	3,924	1,619
Deferred tax assets	2,950	1,401
Taxes receivable	13,054	1,374
Other long-term assets	6,972	6,621
Goodwill	102,581	102,581
Total Other Long-Term Assets	129,481	113,596

Total Assets	$1,812,588	$1,732,875
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$66,228	$102,263
Accrued liabilities	79,122	66,418
Taxes payable	41,784	22,339
Deferred tax liabilities	1,599	337
Asset retirement obligation	—	28
Total Current Liabilities	188,733	191,385

Long-Term Liabilities
Deferred tax liabilities	190,866	225,195
Equity tax payable	1,632	3,562
Asset retirement obligation	19,615	18,264
Other long-term liabilities	7,421	3,038
Total Long-Term Liabilities	219,534	250,059

Shareholders’ Equity
Common Stock (271,747,587 and 268,482,445 shares of Common Stock and 11,323,499 and 13,421,488 exchangeable shares, par value $0.001 per share, issued and outstanding as at June 30, 2013 and December 31, 2012, respectively)	9,750	7,986
Additional paid in capital	1,004,202	998,772
Warrants	—	—
Retained earnings	390,369	284,673
Total Shareholders’ Equity	1,404,321	1,291,431

Total Liabilities and Shareholders’ Equity	$1,812,588	$1,732,875

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Thousands of U.S. Dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating Activities
Net income	$47,783	$13,104	$105,696	$12,791
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depletion, depreciation, accretion and impairment	63,022	32,571	121,434	92,938
Deferred tax recovery	(8,299)	(4,800)	(15,749)	(10,050)
Stock-based compensation	2,349	3,730	4,416	6,922
Unrealized foreign exchange (gain) loss	(11,622)	(5,187)	(18,366)	16,164
Settlement of asset retirement obligation	—	—	—	(404)
Equity tax	(1,718)	(1,785)	(1,718)	(1,785)
Other loss	—	—	4,400	—
Net change in assets and liabilities from operating activities
Accounts receivable and other long-term assets	33,113	55,197	3,726	(17,668)
Inventory	1,917	(8,985)	13,560	(13,485)
Prepaids	467	772	209	154
Accounts payable and accrued and other liabilities	5,417	5,468	(9,314)	(28,567)
Taxes receivable and payable	6,560	(101,857)	40,486	(82,262)
Net cash provided by (used in) operating activities	138,989	(11,772)	248,780	(25,252)

Investing Activities
Increase in restricted cash	(2,712)	8,031	(3,450)	(23,006)
Additions to property, plant and equipment	(97,208)	(100,661)	(184,586)	(178,644)
Proceeds from oil and gas properties	5,597	—	5,597	—
Net cash used in investing activities	(94,323)	(92,630)	(182,439)	(201,650)

Financing Activities
Proceeds from issuance of shares of Common Stock	1,402	2,854	3,013	3,745
Net cash provided by financing activities	1,402	2,854	3,013	3,745

Net increase (decrease) in cash and cash equivalents	46,068	(101,548)	69,354	(223,157)
Cash and cash equivalents, beginning of period	235,910	230,076	212,624	351,685
Cash and cash equivalents, end of period	$281,978	$128,528	$281,978	$128,528

Cash	$279,377	$78,929	$279,377	$78,929
Term deposits	2,601	49,599	2,601	49,599
Cash and cash equivalents, end of period	$281,978	$128,528	$281,978	$128,528